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                                                                     EXHIBIT 5.1

                 GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE

                           A Professional Corporation

                              One Riverfront Plaza

                            Newark, New Jersey 07102

                                February 11, 2003

Millennium Cell Inc.
1 Industrial Way West
Eatontown, New Jersey 07724

            Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to Millennium Cell, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, relating to 589,376 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), to be sold by the selling stockholder named in the Registration Statement.

      The Shares consist of 589,376 shares of Common Stock that may be issuable upon the exercise of the Warrants (the "Warrants") issued January 30, 2003 in accordance with the terms of the Securities Purchase Agreement dated as of October 31, 2002 among the Company and the purchasers identified therein (the "Purchase Agreement").

      In rendering the opinions set forth below, we have examined the Registration Statement and the exhibits thereto (including, without limitation, the Purchase Agreement and the Warrants), certain records of the Company's corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed that (i) the Warrants have been issued and sold in accordance with the terms of the Purchase Agreement; (ii) the Company will comply with Section
4.6 of the Purchase Agreement and reserve sufficient shares for issuance upon exercise of the Warrants; and (iii) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

      Based upon the foregoing, we are of the opinion that the Shares issuable upon the exercise of the Warrants are duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
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      The opinion set forth above is limited to the laws of the General
Corporation Law of the State of Delaware. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Opinion" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                Gibbons, Del Deo, Dolan, Griffinger & Vecchione

                                A Professional Corporation


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